CHYRON REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER
AND FULL YEAR 2012

MELVILLE, N.Y., March 11, 2013 -- Chyron Corporation (NASDAQ:  CHYR), a leading provider of Graphics as a Service for on-air and digital video applications, today announced its financial results for the fourth quarter and full year ended December 31, 2012.

Fourth Quarter and Full Year 2012 Financial Highlights include:

•	Q4 2012 revenues decreased 9% to $7.4 million compared to $8.1 million in Q4 2011;
•	Q4 2012 service revenues increased 6% to $2.2 million compared to $2.1 million in Q4 2011;
•	Product revenues were down 13% to $5.2 million in Q4 2012 versus $6.0 million in Q4 2011;
•	Full year 2012 revenues decreased 4% to $30.2 million versus $31.6 million in 2011;
•	Full year service revenues increased 11% in 2012 to $8.5 million versus $7.7 million in 2011;
•	Full year 2012 product revenues decreased 9% to $21.7 million compared to $23.9 million in 2011;

Michael Wellesley-Wesley, Chyron CEO commented; “While somewhat disappointing, our fourth quarter financial results were in line with our experience of 2012 as a whole and similar from an end user demand standpoint to conditions being reported by our principal competitors. Demand weakened in the second half of 2012 and didn’t have a meaningful recovery in the fourth quarter.  We believe that revenue growth in our traditional mature segments is achievable only through competitive wins and the current depressed and price competitive environment suggests that we will need to move in a different direction for us to rebuild shareholder value. Our industry will consolidate over the next 2-3 years in response to the rapid technology changes currently impacting the broadcast space. There are pockets of strong growth that we need to address and the best way to achieve growth is through alliances, partnerships and acquisitions.”

Fourth Quarter 2012 Financial Results

Revenues for the fourth quarter decreased 9% to $7.4 million compared to $8.1 million in the fourth quarter of 2011.

Product sales for the fourth quarter decreased 13% to $5.2 million compared to $6.0 million in the comparable quarter of 2011. Service revenues, which include revenues from the Company’s AXIS cloud-based graphics service, as well as systems hardware and software maintenance agreements, systems commissioning, training and creative services, increased 6% to $2.2 million from $2.1 million in the comparable quarter last year. Service revenues as a percentage of total revenues for the fourth quarter of 2012 were 29% as compared to 25% in the prior year’s fourth quarter.

Gross profit margin for the fourth quarter decreased to 69.1% compared to 71.4% in last year’s fourth quarter. Operating expenses for the quarter were $5.7 million compared to $6.2 million in the comparable quarter of 2011, representing a decrease of 8%. The Company had an operating loss of $0.57 million for the fourth quarter of 2012 compared to an operating loss of $0.43 million in the fourth quarter of 2011.

The Company recorded a net loss of $20.0 million, or $(1.17) per diluted share, in the fourth quarter of 2012 compared to a net loss of $0.4 million, or $(0.02) per diluted share, in the fourth quarter of 2011.  Included in the $20.0 million net loss was a $19.5 million valuation allowance against the Company’s deferred tax assets as explained in more detail below.

Full Year 2012 Results

Revenues for full year 2012 decreased 4% to $30.2 million compared to $31.6 million in 2011.

Product revenues in 2012 decreased 9% to $21.7 million compared to $23.9 million in full year 2011. Product revenues as a percentage of total revenues for 2012 were 72% as compared to 76% in 2011.

Service revenues for the full year, which include revenues from the Company’s AXIS cloud-based graphics service, as well as systems hardware and software maintenance agreements, system commissioning, training and creative services, increased 11% to $8.5 million from $7.7 million in 2011. Service revenues as a percentage of total revenues for 2012 were 28% as compared to 24% in 2011.

Gross profit margin for full year 2012 decreased to 69.2% compared to 70% in 2011. Operating expenses for full year 2012 were $24.7 million compared to $24.1 million in 2011, representing an increase of 2%, primarily driven by 10% higher research and development expenses and 4% higher sales and marketing expenses, offset somewhat by 12% lower general and administrative expenses. The Company had an operating loss of $3.7 million in 2012 compared to an operating loss of $1.9 million in 2011.

For the full year 2012 the Company recorded a net loss of $22.3 million compared to a net loss of $4.2 million in full year 2011. As required by generally accepted accounting principles, the Company’s management assessed the likelihood that the Company’s deferred tax assets will be realizable in the future.  In making this assessment management considered all available evidence, both positive and negative, in determining whether it is more likely than not that the deferred tax assets will be realized.  Management considered that the Company incurred a loss in 2012 and preceding fiscal years, and that near-term market and economic conditions remain uncertain, thereby reducing management’s ability to reliably project future taxable income in determining the realizability of the Company’s deferred tax assets.  Based on management’s evaluation, the Company recorded a $19.5 million charge to its income tax provision and a corresponding decrease in deferred tax assets to recognize a valuation allowance against those deferred tax assets.  This $19.5 million charge is included in the total $18.5 million income tax provision for 2012.

The Company reported basic and diluted loss per share of $(1.31) for the full year ended December 31, 2012, compared to a basic and diluted loss per share of $(0.26) for the full year 2011.

Conference Call and Webcast: Fourth Quarter and Full Year 2012 Financial Results:

Chyron Corporation management will host a conference call on Monday, March 11, 2013, at 10:00 AM eastern time, to review the fourth quarter and full year 2012 results. Participants using the telephone should dial 877-556-5248 (U.S. and Canada) or 720-545-0029 (International), and enter conference code 20581174. Web participants are encouraged to go to http://investor.chyron.com or www.earnings.com. A replay will be available shortly after the call on http://investor.chyron.com, click on Events & Presentations.

About Chyron

Chyron (NASDAQ: CHYR) is a leading provider of Graphics as a Service for on-air and digital video applications including newsrooms, studios, sports broadcasting facilities, and corporate video environments. An Emmy® Award-winning company whose products have defined the world of digital and broadcast graphics, Chyron’s graphics solutions include the Axis World Graphics online content creation software and order management system, on-air graphics systems, clip servers, channel branding, and graphics asset management solutions, all of which may be incorporated into the company’s BlueNet™ end-to-end graphics workflow. More information about Chyron products and services is available on the company websites: www.chyron.com and www.axisgraphics.tv. The company’s investor relations information is at www.chyron.com, click on Investors.

Special Note Regarding Forward-looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to:  (i) revenue growth in our traditional mature segments being achievable only through competitive wins, (ii) our belief that the current depressed, price competitive environment suggests that we will need to move in a different direction to rebuild shareholder value, (iii) our belief that our industry will consolidate over the next 2-3 years, and (iv) our belief that there are pockets of strong growth that may be addressed through alliances, partnerships and acquisitions. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: current and future economic conditions that may adversely affect our business and customers; potential fluctuation of our revenues and profitability from period to period which could result in our failure to meet expectations; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our Axis online graphics creation solution or to develop other new products and services; our ability to generate sales and profits from our Axis online graphics services, workflow and asset management solutions; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; introduction of new products and services by competitors; challenges associated with expansion into new markets; failure to stay in compliance with all applicable NASDAQ requirements could result in NASDAQ delisting our common stock; and, other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2012, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.

- Financial Tables on Following Pages -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net sales	$7,414	$8,108	$30,222	$31,587
Gross profit	5,120	5,786	20,903	22,114
Operating expenses:
Selling, general and administrative	3,931	4,460	17,209	17,287
Research and development	1,761	1,759	7,443	6,775
Total operating expenses	5,692	6,219	24,652	24,062
Operating loss	(572)	(433)	(3,749)	(1,948)
Interest and other income (expense), net	(8)	(12)	(13)	(21)
Loss before taxes	(580)	(445)	(3,762)	(1,969)
Income tax (expense) benefit, net	(19,439)	45	(18,539)	(2,277)
Net loss	$(20,019)	$(400)	$(22,301)	$(4,246)

Net loss per common share -
Basic	$(1.17)	$(0.02)	$(1.31)	$(0.26)
Diluted	$(1.17)	$(0.02)	$(1.31)	$(0.26)

Weighted average number of common and
common equivalent shares outstanding:
Basic	17,111	16,617	16,961	16,458
Diluted	17,111	16,617	16,961	16,458

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

	December 31,	December 31,
	2012	2011
Assets:
Cash and cash equivalents	$2,483	$4,216
Accounts receivable, net	5,630	5,727
Inventories, net	2,285	2,132
Deferred taxes	-	2,508
Other current assets	626	792
Total current assets	11,024	15,375
Deferred taxes	-	15,994
Goodwill and intangible assets, net	2,625	2,724
Other non-current assets	1,466	1,713
Total assets	$15,115	$35,806

Liabilities and shareholders' equity:
Current liabilities	$7,315	$8,006
Non-current liabilities	5,819	3,758
Total liabilities	13,134	11,764

Shareholders' equity	1,981	24,042
Total liabilities and shareholders' equity	$15,115	$35,806

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Contact:
Chyron Investor Relations
Tel: (631) 845-2000, press 7
Email: IRelations@chyron.com

Source:  Chyron

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